Exhibit 10.17

BRIDGE LOAN AGREEMENT

This Bridge Loan Agreement (this “Agreement”) is entered into as of January 26, 2006 by and among Fortissimo Capital Fund GP, L.P., on behalf of the several parallel partnerships in which it serves as the General Partner (the “ Lender”), whose principal offices are located at 14 Hamelacha Street, Park Afek, Rosh Haayin 48091, Israel, and Radview Software Ltd., an Israeli corporation, corporate registration number 511627952, with its principal offices in Israel located at 2 Habarzel Street, Tel Aviv 69710, Israel and its principal offices in the U.S.A. located at 7 New England Executive Park, Burlington, MA 01803 (the “Company”, or the “Borrower”).

RECITALS

WHEREAS, Lender and Borrower have entered into a term sheet dated January 12, 2006, with respect to several transactions with the Company including an equity investment, convertible loan and bridge loan (the “Term Sheet”); and

WHEREAS, pursuant to the Term Sheet, the Lender shall, (i) in the framework of the equity transaction invest up to US$3,000,000 in the Company (the “Equity Investment”); and (ii) in the framework of the convertible loan, lend the Company US$250,000 by April 17, 2006, which loan shall bear interest at the annual rate of 8% and be convertible together with all interest accrued thereon into Preferred Shares of the Company on the terms and conditions set forth therein (the “Convertible Loan” and “Convertible Loan Agreement”, respectively); and (iii) in the framework of this Agreement, make available to the Company a bridge loan of up to US$500,000, all under the terms and conditions set forth in this Agreement (the “Bridge Financing”); and

WHEREAS, the parties agree that upon the Closing of the Share Purchase Agreement to be entered into between Lenders and Borrower to give effect to the Equity Investment (the “SPA Closing”, and the “SPA”, respectively), the Principal Amount (as defined herein) together with any interest accrued thereon, shall become subject to the terms and conditions of the Convertible Loan Agreement, as if it has been borrowed pursuant to such agreement; and

WHEREAS, it is the parties intention that the SPA be executed within thirty (30) days following the execution of the Term Sheet (the “SPA Target Date”); and

WHEREAS, the Lender is conducting its due diligence with respect to the Equity Investment and Convertible Loan transactions; and

WHEREAS, the Company is in need of immediate funds in order to continue to conduct its business; and

WHEREAS, the Lender has agreed to provide to the Company the Bridge Financing upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE 1 - THE BRIDGE LOAN

1.1       The Bridge Loan.

(a)       Subject to the terms and conditions of this Agreement, the Lender agrees to provide to the Borrower a loan in the aggregate amount of up to $500,000 (the “Principal Amount”) in several installments as described herein.

(b)       The Company shall use the Principal Amount in accordance with a budget, pre approved by the Lender (the “Budget”) a copy of which has been previously provided to Lender and which is included in the Schedule of Exceptions and Disclosures referred to in the preamble to Article 2 below.

(c)       Lender shall transfer the first installment, in the aggregate amount of US$200,000 to the Borrower on Sunday, January 29th, 2006 (the “First Installment”).

(d)       Additional installments shall be loaned to the Borrower on an as-needed basis, as determined between the Lender and Borrower, provided that the Borrower is in compliance with the Budget and further provided that Lender and Borrower have executed, an Advancement of Installment Form, in the form attached hereto as Schedule 1.1(d) (each, an “Additional Installment”, and collectively the “Additional Installments”).

(e)       Each of the First Installment and any Additional Installment of the Principal Amount shall accrue and bear interest at the annual rate of eight percent (8%) (“Interest”). The Principal Amount together with the Interest shall be referred to herein as the “Loan”. Each of the First Installment and any Additional Installment of the Principal Amount shall begin to accrue Interest on the date on which it was actually advanced by the Lender to the Borrower (each, a “Loan Date”) and until the earlier of conversion in accordance with the terms and conditions of the Convertible Loan Agreement or the repayment of the Loan on the Maturity Date of the Convertible Loan (as such term is defined in the Convertible Loan Agreement) or on the Early Repayment Date.

1.2       Repayment or Conversion.

(a)       Unless earlier converted in accordance with the terms of the Convertible Loan Agreement, the Loan shall become immediately repayable in full upon the earlier to occur of: (a) the date due for the repayment of the Convertible Loan; (b) if by the SPA Target Date the SPA has not been executed, then - sixty (60) days following the date on which either the Lender or the Borrower gives notice of termination of negotiations of the Equity Investment (the “Early Repayment Date”), subject to Section 1.4(b); or (c) at the option of the Lender, upon the occurrence of an Event of Default (as defined herein).

(b)       At the SPA Closing, the Loan shall automatically, with no need for any further action by the parties hereto, become subject to all of the terms and conditions of the Convertible Loan Agreement, as if it has been borrowed pursuant to such agreement.

(c)       At any time after the SPA Closing, the Loan shall be convertible, at the option of the Lender, on the terms and conditions, and at such time or times as set forth for conversion of the Convertible Loan, subject to the terms and conditions of the Convertible Loan Agreement.

1.3       Default Interest.

Without derogating from any rights or remedies afforded by law, any delay of more than ten (10) days in the payment of any amount due to the Lender from Borrower on account of the Loan or otherwise due pursuant to this Agreement shall subject such overdue amounts to additional interest which shall accrue at an annual rate of four percent (4%) from the date such payment has become due and payable and until actual payment thereof. Such default interest shall be compounded daily. The default interest described in this Section 1.3 shall be referred to as the “Default Interest”.

1.4       Payments.

All payments by Borrower to Lender made under this Agreement shall be:

(a)       Free and clear of and without deduction for all taxes, levies, imposts, deductions, assessments, charges or withholdings, and all liabilities with respect thereto of any nature whatsoever, provided the Lender has provided to Borrower in advance all documented exemptions and approvals required to implement the foregoing, to Borrower’s reasonable satisfaction, including an Israeli Tax Authority exemption from tax withholding at the source.

(b)       Made on a Business Day. For the purposes of this Agreement, the term “Business Day” means any day on which banks in Israel are open and execute foreign exchange transactions. For the avoidance of doubt, in the event any payment due to Lender hereunder is to occur on a non Business Day, the obligation of Borrower to make such payment shall be deferred to the very next Business Day occurring thereafter.

(c)       Made to the Lender’s bank account the details of which will be provided by separate written notice by the Lender to Borrower at least seven (7) days prior to any required payment by Borrower hereunder.

1.5       Deliverables at First Loan Date.

On or prior to the first Loan Date, Borrower shall deliver to the Lender the following:

(a)       A copy of a resolution of Borrower’s Board of Directors (the “Board”), pursuant to which Borrower approves the execution and performance by Borrower of this Agreement and its annexes and the Charge Debentures (all, as defined below); and

(b)       Duly executed Advancement of Installment Form evidencing the borrowing of the First Installment.

(c)       Duly executed Charge Debentures (as defined below) with respect to the Charged Assets (as defined below) together with duly executed notices of Charges ready for filings with the applicable Israeli authorities in the forms provided for such purpose by applicable law.

1.6       Deliverables at Additional Loan Dates.

At each additional Loan Date on which the Lender advances an Additional Installment to Borrower pursuant to the terms of this Agreement, Borrower shall deliver to Lender a duly executed Advancement of Installment Form evidencing the borrowing of the amount of such Additional Installment.

1.7       Lender’s Records.

Any amounts owed under this Agreement and any ancillary documents hereunder, including but not limited to Advancement of Installment Form/s the Charge Debentures and all other contracts, instruments, addenda and documents executed in connection with this Agreement or the extensions of credit which are the subject of this Agreement (collectively, the “Loan Documents”), shall be evidenced by the respective entries in records maintained by the Lender for such purpose. Each payment on and any other credits with respect to the Loan and all other sums outstanding under any Loan Document shall be evidenced by the respective entries in such records. Absent manifest error, Lender’s records shall be prima-facie evidence thereof.

1.8       Security.

Borrower shall secure the repayment of all amounts due or which may become due to the Lender from Borrower in accordance with the provisions of the Loan Documents and the Convertible Loan Agreement by creating the following charges:

(a)       A floating charge on all of Borrower’s present and future tangible and intangible assets and rights of any kind, whether contingent or absolute as more fully set forth in the Floating Charge Debenture attached hereto as Schedule 1.8(a) (the “Floating Charge” and “Floating Charge Debenture”, respectively); and

(b)       A fixed charge on the Company’s (i) intellectual property rights, and (ii) accounts receivable, all as more fully set forth in the Fixed Charge Debenture attached hereto as Schedule 1.8(b) (the “Fixed Charge” and “Fixed Charge Debenture”, respectively).

In this Agreement, (1) the Floating Charge and Fixed Charge shall collectively be referred to as the “Charges”, (2) the assets forming the subject matter of the Charges shall be referred to as the “Charged Assets”; and (3) the Floating Charge Debenture and Fixed Charge Debenture shall collectively be referred to as the “Charge Debentures”.

As soon as practicable following the First Loan Date, Borrower shall file with the applicable foreign governmental agencies the documents necessary to reflect the Charges with respect to Borrower’s Intellectual Property, more specifically referred to in the Charge Debentures as ‘Pledgor’s IP’. Borrower shall bear all costs and expenses in connection with such filings.

1.9       Priority.

Without derogating from the provisions contained herein, all amounts borrowed hereunder as well as all other amounts due to the Lender pursuant to the provisions of this Agreement, shall rank senior to any other Security Interest (as defined below) on the assets and rights of the Borrower and to any other indebtedness to banks, financial and lending institutions, creditors, shareholders or others.

For the purposes of this Agreement a “Security Interest” shall mean any lien, pledge, encumbrance, security interests, charge or transfer, assignment over or in any person’s or entity’s property.

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower hereby represents and warrants to the Lender, that except as set forth in this Article 2 or in the corresponding section of the Schedule of Exceptions and Disclosures delivered by Borrower Lender’s counsel prior to the execution and delivery of this Agreement (the “Schedule of Exceptions and Disclosures”), as of the date hereof:

2.1       Due Organization.

The Company is a corporation duly incorporated and validly existing under the laws of the State of Israel and has the legal capacity and authority to conduct business in each jurisdiction in which its business is conducted or its properties are located, except where the failure to be so would not reasonably be expected to constitute: (a) a material adverse change in, or have a material adverse effect upon, the operations, business, properties, or condition (financial or otherwise) of Borrower; (b) a material impairment of the ability of Borrower to perform under any Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against Borrower of any Loan Document (the occurrence of either of (a), (b), or (c) would constitute a “Material Adverse Effect”).

2.2       Authorization, Validity, Conflict and Enforceability.

The Borrower has all franchises, permits and licenses necessary for the conduct of its business as now being conducted, and, to the best of Borrower’s knowledge, as proposed to be conducted by it, the lack of which would reasonably be expected to have a Material Adverse Effect. The Borrower has not received any notices of default relating to any such franchises, permits and licenses. Neither the execution, delivery and performance of all Loan Documents nor compliance by the Borrower with the terms thereof, will conflict with or result in a breach or violation of, any of the terms, conditions and provisions of: (i) Borrower’s articles of association or other charter or organizational document of Borrower, as amended from time to time; (ii) any judgment, order, injunction, decree, or ruling of any court or governmental authority (except as set forth in Section 2.8), domestic or foreign; (iii) any agreement, contract, lease, license or commitment to which the Borrower is a party or to which it is subject; (iv) any applicable law the incompliance therewith shall constitute  a Material Adverse Effect. Except as set forth in the Schedule of Exception and Disclosures, such execution, delivery and compliance will not (a) give to others any rights, including rights of termination, cancellation or acceleration, in or with respect to any agreement, contract, or commitment referred to in this Section 2.2, or to any of the properties of the Borrower, or (b) except as set forth in Section 2.8, otherwise require the consent or approval of any person, which consent or approval has not heretofore been obtained. The Loan Documents, when executed and delivered by or on behalf of the Borrower, shall constitute valid and legally binding obligations of Borrower, legally enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights in general, and subject to general principles of equity).

2.3       Compliance With Applicable Laws.

Borrower has complied with all domestic and foreign laws, rules, regulations and orders applicable to its business and operations and except as set forth in the Schedule of Exception and Disclosures, has further complied with all licensing, permits and requirements necessary to lawfully conduct the business in which it is engaged, noncompliance with which would have a Material Adverse Effect.

2.4       Financial Statements.

Borrower’s audited balance sheet at December 31, 2004, and the related financial statements for the period then ending (including the notes thereto) included in its Annual Report on Form 10-K filed on March 31, 2005 (the “Borrower Annual Report”), and Borrower’s un-audited balance sheet at September 30, 2005 and related un-audited financial statements for the period then ending (including the notes thereto) included in its form 10-Q filed on November 18, 2005 (collectively, the “Borrower Financial Statements”), which have been delivered to the Lender, have been prepared in accordance with United States generally accepted accounting principles consistently applied, present fairly Borrower’s financial condition as of such date and the results of operations of Borrower for such period, are correct and complete and are consistent with the books and records of Borrower. The Borrower Annual Report and all reports Borrower has filed with the SEC thereafter, when filed, were free of material errors and omissions, and as of the date hereof continue to be free of material errors and omissions, except to the extent modified or superceded by disclosures made in this Agreement, including the Schedules hereto.

2.5       Intellectual Property Rights.

In this Agreement, “Intellectual Property” means all intellectual property rights, whether or not patentable, including without limitation, patents, trademarks, service marks, trade names, internet domain names and copyrights, applications, licenses, and rights with respect to the foregoing, an all trade secrets, know-how, inventions, designs, processes, works of authorship, computer programs and technical data and information. To the best of the Borrower knowledge, the Borrower has the right to use all of the Intellectual Property required for its business as currently conducted and as proposed to be conducted. To the best of Borrower’s knowledge (i) no Intellectual Property used or proposed to be used in the business of the Borrower as currently conducted has infringed or infringes upon any Intellectual Property rights of others; (ii) the use of such Intellectual Property in the business of Borrower as currently conducted will not constitute an infringement, misappropriation or misuse of any Intellectual Property rights of any third party; and (iii) no third party has the right to assert any claim regarding the use of, or challenging or questioning Borrower’s right or title in, any of such Intellectual Property. Borrower has taken and will continue to take all measures reasonable and customary in the field of Borrower’s business and the Borrower’s resources, including but not limited to measures against unauthorized disclosure, to protect the secrecy, confidentiality and value of its Intellectual Property. Except for intellectual property developed by the Company for Ixia in connection with a binary release of Security Builder v3.2 for IXIA’s PPC750 processor (which intellectual property is not used by the Company), all Intellectual Property that has been developed or is being developed on behalf of the Borrower by any employee or third party is or shall be the sole property of Borrower. The Borrower has not received any written or oral communications alleging that the Borrower and/or its products have violated or by conducting its business as currently being conducted, would violate, any of the Intellectual Property of third parties.

2.6       Legal Proceedings.

There are no outstanding legal proceedings against or initiated by the Borrower in connection with the Borrower or its business, and except as set forth in the Schedule of Exception and Disclosures, the Borrower is not aware of any legal proceedings that any third parties intend or threaten to initiate against the Borrower in connection with the Borrower or its business.

2.7       Loans & Charges.

Except as set forth in the Schedule of Exception and Disclosures, Borrower has no charges on its assets, does not have any outstanding loans to any person, not made in the Borrower’s ordinary course of business, and is not obligated to make any such loans or advances.

2.8       Government Approvals.

Except in connection with for the Israeli Investment Center of the Ministry of Industry, Trade and Labor, Borrower is not required to give notice or obtain any permit, authorization, license, approval, order, action, designation, declaration or filing with any governmental authority or consent from any person in connection with the valid execution, delivery and performance of the Loan Documents.

2.9       Full Disclosure.

None of the representations or warranties made by Borrower in this Agreement (including any exhibits and schedules) and the Charge Debentures as of the date such representations and warranties are made, when taken together, contains any untrue statement of a material fact, or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

ARTICLE 3 - CONDITIONS PRECEDENT

3.1       Conditions To Loan.

The obligation of the Lender to advance any or all of the Principal Amount and is subject to the receipt by the Lender of the documents listed in Section 1.5 above together with a counterpart signature page of this Agreement and the Charge Debentures.

ARTICLE 4 – BORROWER COVENANTS

During the term of this Agreement and until the later of: (a) the performance of all of Borrower’s obligations towards the Lender; or (b) the SPA Closing, Borrower covenants and agrees with the Lender as follows:

4.1       Use of Funds.

Borrower agrees that it will use Principal Amount for general working capital purposes, only in accordance with the Budget.

4.2       Access to Facilities.

Borrower and any of its subsidiaries will permit any representatives designated by the Lender, upon reasonable notice and during normal business hours and at reasonable intervals, at Lender’s expense and accompanied by a representative of Borrower, to: (a) visit and inspect any of the properties of the Borrower and its subsidiaries; (b) examine the corporate and financial records of the Borrower and of its subsidiaries (unless such examination is not permitted by federal, state or local law or by contract) and make copies thereof or extracts therefrom; and (c) discuss the affairs, finances and accounts of the Borrower and of its subsidiaries with the directors, officers and independent accountants of the Borrower and/or  its subsidiaries.

4.3       Taxes.

Borrower will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of Borrower; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings (such non payment to include those instances set in the Schedule of Exception and Disclosures), and provided, further, that the Borrower will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefore.

4.4       Insurance.

Borrower will keep its assets which are of an insurable character insured by financially sound and reputable insurers against (a) loss or damage by fire, explosion and other risks customarily insured against by companies in similar business similarly situated as the Borrower; (b) other hazards and risks and liability to persons and property to the extent and in the manner which the Borrower believes is customary for companies in similar business similarly situated as the Borrower and to the extent available on commercially reasonable terms.

4.5       Intellectual Property.

Borrower shall maintain in full force and effect its existence, rights and franchises and all licenses and other rights to use Intellectual Property owned or possessed by it and reasonably deemed to be necessary to the conduct of its business.

4.6       Investment Center.

Borrower shall provide Lender with a copy of the approval of the Israeli Investment Center of the Ministry of Industry, Trade and Labor to the transactions contemplated hereby (the “IC Approval”) no later than thirty (30) days from the date hereof.

4.7       Required Approvals.

Borrower shall obtain the prior written approval of the Lender before taking any of the below listed actions:

(a)       Directly or indirectly declare or pay any dividends;

(b)       Liquidate, dissolve or effect a creditors’ arrangement;

(c)       Become subject to (including, without limitation, by way of amendment to or modification of) any agreement or instrument which by its terms would (under any circumstances) restrict Borrower’s right to perform the provisions of this Agreement or any other Loan Document;

(d)       Create, incur, assume or suffer to exist any indebtedness in excess of US$2,000;

(e)       Create or acquire any subsidiary after the date hereof;

(f)        Make or undertake to make, any disposition or transfer of any interest, in the Charged Assets, which under any of the Charge Debentures requires the prior written approval of the Lender;

(g)       Conduct it business other than in the ordinary course of business.

ARTICLE 5 - EVENTS OF DEFAULT

5.1       Events Of Default.  The occurrence of any of the following shall, at the option of the Lender, shall: (1) make the entire Loan and any other amounts owing under any Loan Documents immediately due and payable without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor or any other notices or demands, and (2) give the Lender the right to exercise any other right or remedy provided by contract or applicable law:

(A)      Borrower shall fail to pay any of the Principal Amount or Interest under this Agreement in a timely manner, or fail to pay any fees or other charges when due and such failure continues for ten (10) Business Days or more after the same first becomes due; or an event of default as defined in any other Loan Document shall have occurred.

(B)       Any representation or warranty made, or financial statement, certificate or other document provided, by Borrower under any Loan Document shall prove to have been false or misleading in any material respect when made or deemed made herein.

(C)       Borrower shall be unable to generally pay its debts as they become due or commence any insolvency proceeding with respect to itself; an involuntary insolvency proceeding shall be filed against Borrower, or a custodian, receiver, trustee, assignee for the benefit of creditors, or other similar official, shall be appointed to take possession, custody or control of the properties of Borrower, and such involuntary insolvency proceeding, petition or appointment is acquiesced to by Borrower or is not dismissed within sixty (60) days; or the dissolution or termination of the business of Borrower.

(D)      Borrower shall be in default beyond any applicable period of grace or cure under any other agreement involving the borrowing of an amount exceeding $40,000, from any person, which results in the acceleration of payment of such obligation.

(E)       Any governmental or regulatory authority shall take any judicial or administrative action, that would have a Material Adverse Effect, and which cannot be cured by Borrower within sixty (60) days of such action.

(F)       Any sale, transfer or other disposition of all or a substantial or material part of the assets of Borrower, including without limitation to any trust or similar entity, shall occur where such sale, transfer, lease or other disposition of assets would constitute a Material Adverse Change.

(G)       Any judgment shall be entered against Borrower, which remains unsatisfied or un-stayed pending appeal for sixty (60) or more days after entry thereof; and/or any lien is granted by a competent court, or by any authorized execution office over all or a major part of the Borrower’s assets or bank accounts and such lien is not removed within sixty (60) days of its issuance.

(H)      Borrower shall fail to perform or observe any covenant contained in this Agreement or any other Loan Document (including but not limited to any of the covenants contained in Article 4 above) and the breach of such covenant is not cured within thirty (30) days after the sooner to occur of Borrower’s receipt of notice of such breach from the Lender or the date on which such breach first becomes known to any officer of Borrower; provided, however, that if such breach is not capable of being cured within such 30-day period and Borrower timely notifies the Lender of such fact and Borrower diligently pursues such cure, then the cure period shall be extended to the date requested in Borrower’s notice but in no event more than ninety (90) days from the initial breach, and to the extent that such breach is not capable of cure regardless of any extension of time, then breach shall be deemed to have occurred for the purposes of this Article 5.

ARTICLE 6 - GENERAL PROVISIONS

6.1       Notices.  Any notice given by any party under any Loan Document shall be in writing and personally delivered, sent by overnight courier, or mail, postage prepaid, or sent by facsimile, to be promptly confirmed in writing, or other authenticated message, charges prepaid, to the other party’s or parties’ addresses shown on the cover page to this Agreement. Each party may change the address or facsimile number to which notices, requests and other communications are to be sent by giving written notice of such change to each other party. Notice given by hand delivery shall be deemed received on the date delivered; if sent by overnight courier, on the next Business Day after delivery to the courier service; if by first class mail, on the third Business Day after deposit in the Mail; and if by telecopy, on the date of transmission.

6.2       Binding Effect.  The Loan Documents shall be binding upon and inure to the benefit of Borrower and the Lender and their respective successors and assigns; provided, however, that Borrower may not assign or transfer Borrower’s rights or obligations under any Loan Document without the Lender’s prior written consent except in connection with a consolidation, merger or other transaction in compliance with the provisions of this Agreement. The Lenders reserves the right, to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, the Lenders’ rights and obligations under the Loan Documents. In connection with any of the foregoing, Lender may disclose all documents and information which Lender now or hereafter may have relating to the Loan, Borrower, or its business; provided that any person who receives such information shall have agreed in writing in advance to maintain the confidentiality of such information.

6.3       No Waiver.  Any waiver, consent or approval by Lender of any event of default or breach of any provision, condition, or covenant of any Loan Document must be in writing and shall be effective only to the extent set forth in writing. No waiver of any breach or default shall be deemed a waiver of any later breach or default of the same or any other provision of any Loan Document. No failure or delay on the part of Lender in exercising any power, right, or privilege under any Loan Document shall operate as a waiver thereof, and no single or partial exercise of any such power, right, or privilege shall preclude any further exercise thereof or the exercise of any other power, right or privilege. Lender has the right at its sole option to continue to accept Interest and/or Principal Amount payments due under the Loan Documents after default, and such acceptance shall not constitute a waiver of said default or an extension of the maturity date unless Lender agrees otherwise in writing.

6.4       Rights Cumulative.  All rights and remedies existing under the Loan Documents are cumulative to, and not exclusive of, any other rights or remedies available under contract or applicable law.

6.5       Unenforceable Provisions.  Any provision of any Loan Document executed by Borrower which is prohibited or unenforceable in any jurisdiction, shall be so only as to such jurisdiction and only to the extent of such prohibition or unenforceability, but all the remaining provisions of any such Loan Document shall remain valid and enforceable.

6.6       Indemnification; Exculpation.  Borrower shall, upon Lender’s first written demand, pay and protect, defend and indemnify Lender and Lender’s employees, officers, directors, shareholders, affiliates, correspondents, agents and representatives (other than Lender, collectively “Agents”) against, and hold the Lender and each such Agent harmless from, all claims, actions, proceedings, liabilities, damages, losses, expenses (including, without limitation, attorneys’ fees and costs) and other amounts incurred by Lender and each such Agent, arising from (i) any breach by the Borrower of an undertaking by the Borrower under this Agreement, (ii) any breach by the Borrower of any representations and warranties in Section 4 above, or (iii) any action to enforce the Lender’s rights hereunder, including by realization of the Charges, provided, however, that this indemnification shall not apply to any of the foregoing incurred solely as the result of Lender’s or any Agent’s gross negligence or willful misconduct and, further provided, that indemnification pursuant to subsection 6.6.(iii) above shall be contingent upon the enforcement action referred to therein not being contested by the Borrower or, if contested, such enforcement action has been confirmed by a ruling of a competent court. This indemnification shall survive for period of two (2) years from the payment and satisfaction of all of Borrower’s obligations to Lender.

6.7       Execution In Counterparts.  This Agreement may be executed in any number of counterparts which, when taken together, shall constitute but one agreement.

6.8       Entire Agreement.  The Loan Documents are intended by the parties as the final expression of their agreement with respect to the subject matter hereof and therefore contain the entire agreement between the parties and supersede all prior understandings or agreements concerning the subject matter hereof. The term “this Agreement” shall be deemed to include all schedules thereof and in particular the Schedule of Exceptions and Disclosures. This Agreement may be amended only in a writing signed by Borrower and the Lender. For the avoidance of doubt, the Loan under this Agreement, shall, upon the execution of the Convertible Loan Agreement, become subject to the terms and conditions of the Convertible Loan Agreement.

6.9       Governing Law And Jurisdiction.  This Agreement and any and all of the Loan Documents shall be deemed to have been executed and delivered in the State of Israel, and the validity, enforcement and construction hereof shall be governed in all respects by the internal laws (without regard to principles of conflicts of law) of the State of Israel. Any legal action or proceeding arising under or in relation to this Agreement and any of the Loan Documents shall be filed exclusively in a court of competent jurisdiction within the State of Israel. In addition, each of the undersigned parties consents and agrees that any competent court in which such legal action or proceeding is commenced may exercise jurisdiction over his, her or its person for purposes of enforcing the terms of this Agreement and any of the Loan Documents and agrees not to assert that venue in Israel is inappropriate or inconvenient.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK – SIGNATURE PAGE TO FOLLOW]

SIGNATURE PAGE OF BRIDGE LOAN AGREEMENT

IN WITNESS WHEREOF, Borrower and Lenders have executed this Agreement as of the date set forth in the preamble.

BORROWER		LENDER

RADVIEW SOFTWARE LTD.		FORTISSIMO CAPITAL FUND GP, L.P. BY: FORTISSIMO CAPITAL (GP) MANAGEMENT LTD., ITS GENERAL PARTNER

/s/ ILAN KINREICH		/s/ Yuval Cohen
Name:	Ilan Kinreich	Name:	Yuval Cohen
Title:	President and CEO	Title:

Schedule 1.1(d)

Advancement of Installment Form

This Advancement of Installment Form is dated as of                                , and is made under the Bridge Loan Agreement by and between Radview Software Ltd. (the “Company”), and Fortissimo Capital Fund GP, L.P. on behalf of the several parallel partnerships in which it serves as the General Partner (the “Lender”), dated as of January     , 2006 (the “Bridge Loan Agreement”).

1.         All capitalized terms used and not defined herein shall bear the meaning ascribed to them in the Bridge Loan Agreement.

2.         The undersigned hereby requests to receive from the Lender the First / an Additional Installment in the amount of $                      , under the terms of the Bridge Loan Agreement.

3.         This First / Additional Installment shall be part of the Principal Amount and shall be subject to the terms and conditions of the Bridge Loan Agreement

4.         The Company hereby confirms to the Lender, that prior to the date hereof, it has received from the Lender, under the Bridge Loan Agreement, loans in the aggregate amount of $                  .

5.         This First / Additional Installment, together with the amounts previously borrowed as set forth in Section 4 above, shall equal to an aggregate Principal amount of $                 .

Sincerely yours,

RADVIEW SOFTWARE LTD.

Name:
Title:

Agreed and accepted:

FORTISSIMO CAPITAL FUND GP, L.P. BY: FORTISSIMO CAPITAL (GP) MANAGEMENT LTD., ITS GENERAL PARTNER

Name:
Title: